EXHIBIT 2

EXECUTION VERSION

TRANSOCEAN LTD.

November 10, 2013

To:  Each of the persons or entities listed on the last signature page hereto (“you” or the “Icahn Group”)

Ladies and Gentlemen:

You have requested information concerning Transocean Ltd. and/or its subsidiaries, affiliates or divisions (collectively, the “Company”), and you have requested that the Icahn Designees (as defined in the Nomination and Standstill Agreement, dated as of November 10, 2013, among the parties thereto (the “Standstill Agreement”)), who are currently Samuel Merksamer, a director of the Company, and Vincent Intrieri, a nominee for a director of the Company at the Company's 2014 annual general meeting of shareholders, each an employee of an affiliate of the Icahn Group, be permitted to discuss with you certain information concerning the Company.  The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, any Icahn Designee may, and/or the Company may, if and to the extent they desire to do so (in their sole and absolute discretion, subject to the limitations set forth herein) disclose information that any Icahn Designee obtains while a member of the Board of Directors of the Company, to you and your Representatives (as hereinafter defined), and may discuss such information with you and your Representatives. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include price-sensitive information, certain trade secrets or other business information the disclosure of which could harm the Company.  In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, you and your Representatives agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Designee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.  The term “Representatives” shall mean, with respect to the Company, any of its directors (excluding any Icahn Designee), key officers or employees, and attorneys and, with respect to you, any of your directors, key officers or employees (including the Icahn Designees), and attorneys.

1.  The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any obligation of confidentiality, (ii) was within your or any of your Representatives’ (other than any Icahn Designee’s) possession on a non-confidential basis prior to its being furnished to you by any Icahn Designee, or by or on behalf of the Company or (iii) is received from a source other than an Icahn Designee or the Company or its Representatives; provided, that in the case of (ii) or (iii) above you did not have reason to believe that the source of such information was bound by a confidentiality agreement with or other contractual, legal, statutory, regulatory (including by virtue of stock exchange rules) or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the same was disclosed.

2.  Except as otherwise set forth in this letter agreement, you and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who may need to know such information for the purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information and has agreed to comply with the confidentiality and other obligations applicable with respect to Representatives under this letter agreement; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto, except that you will not be so responsible with respect to any such Representative who has become an Additional Signatory hereto pursuant to a counterpart letter agreement executed by such Representative and the Company. It is understood and agreed that no Icahn Designee shall disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney-client privilege or attorney work product privilege; provided, however, that Mr. Merksamer and Mr. Intrieri may provide such disclosure if neither of the Icahn Designees shall have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company’s attorney-client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by in house or outside legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

3.  In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by email and Federal Express so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at the Company’s sole cost and expense.  Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement.  In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.  It is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, the shares of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.  You acknowledge that (a) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.  You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the directors or the Company’s internal or external legal counsel, concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the directors or the Company’s internal or external legal counsel, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to any Icahn Designee.

5.  All Evaluation Material shall remain the property of the Company.  Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.  At any time after the date on which no Icahn Designee is a director of the Company, upon the written request of the Company for any reason, you will promptly return to the Company all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company that such Evaluation Material has been erased or deleted, as the case may be); it being understood that you shall not be required to erase or delete electronically stored Evaluation Material that has been saved to a back-up file in accordance with your previously established document retention policy, provided that you shall continue to be bound by your obligations hereunder with respect to any such Evaluation Material.  Notwithstanding the return or erasure or deletion of Evaluation Material, you and your Representatives will continue to be bound by the obligations contained herein.

6.  You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable U.S. federal and state securities laws and insider information under applicable Swiss laws and regulations (including stock exchange regulations), and undertake that you shall not, and you shall use your commercially reasonable efforts to ensure that your Representatives undertake not to, trade or engage in any transaction in (i) Company shares, (ii) any other securities issued by the Company or (iii) any derivative of Company shares, while in possession of such information or otherwise misuse material non-public information, in violation of such laws.

7.  You hereby represent and warrant to the Company that (i) you have all requisite corporate or other power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity interest in you (except as has already been obtained).

8.  Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement.  The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.  You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms.  You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to seek to enforce specifically the terms and provisions of this letter agreement exclusively in the competent courts of the city of Zurich, Switzerland.  In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10.  The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this letter agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zurich, Switzerland. The Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich) shall have exclusive subject matter jurisdiction. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF SWITZERLAND, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

11.  This letter agreement, the Standstill Agreement, and the letter agreement dated September 27, 2013 by and among the parties hereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Transocean Ltd. 10 Chemin de Blandonnet Geneva, Switzerland CH-1214 Attention: Allen Katz | Philippe A. Huber Email: Allen.Katz@deepwater.com Email: philippe.huber@deepwater.com with a copy (which shall not constitute notice) to
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Stephen F. Arcano
Email: stephen.arcano@skadden.com
Attention: Richard J. Grossman
Email: richard.grossman@skadden.com

If to the Shareholders	Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Cozza Email: kcozza@sfire.com

with a copy (which shall not constitute notice) to	Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Schaitkin Email: kls@sfire.com Attention: Andrew Langham Email: alangham@sfire.com

13.  If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14.  This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15.  This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.  This letter agreement, however, shall be binding on successors of the parties hereto.

16.           No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

17.           The Icahn Group shall cause any Replacement (as defined in the Standstill Agreement) for any Icahn Designee to execute a copy of this letter agreement.

18.           This letter agreement shall expire two (2) years from the date on which no Icahn Designee is a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

TRANSOCEAN LTD.

By:           /s/ Steven L. Newman
                           Name:   Steven L. Newman
                   Title:  President and CEO

Accepted and agreed as of the date first written above:

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
By:  Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By:              /s/ Edward Mattner
Name: Edward Mattner
Title:  Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:             /s/ SungHwan Cho
Name: SungHwan Cho
Title:  Chief Financial Officer

/s/ Carl C. Icahn
Carl C. Icahn

______________________
Additional Signatory

  /s/ Samuel Merksamer
Samuel Merksamer

  /s/ Vincent Intrieri
Vincent Intrieri